NEWS RELEASE

OTCBB: TXLA

TEXOLA ENERGY ENTERS INTO NEGOTIATIONS WITH PRIVATE OIL & GAS COMPANY

VANCOUVER, B.C., November 3, 2006 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) wishes to announce that it has entered into negotiations with a private Calgary based Oil and Gas Company to acquire its ongoing operations and producing assets. The target company commenced operations in 2003 and has focused it drilling and exploration operations in two core areas comprising 9,489 (gross acres); one core area is located in Alberta, Canada and the other in Saskatchewan. Details relating to current daily production and other assets, including an inventory of low risk developmental drilling locations will be expanded upon in greater detail once the terms of the acquisition have been completed.

Management is excited by the opportunities presented by the proposed acquisition as it will, when completed, further diversify the portfolio of oil and gas prospects being explored by the Company, which include: its farm-in with Suncor et al on the Chinchaga Prospect in Alberta, Canada, and its large 120,000 acre Maverick Springs “conventional and shale prospect” in Nevada, USA. The diversity offered by the proposed acquisition is in keeping with management’s goal to find, explore and develop large “blue-sky-elephant” type prospects and “near-term”, low risk, drilling and developmental prospects.

Management looks forward to reporting on the progress of its proposed acquisition as it proceeds.

About Texola Energy Corp.

Texola is an emerging, growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Gordon Nesbitt, Investor Relations

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.